Europacific Growth Fund

March 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and 74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset Value	$115,000,000
K2) Maximum Fee Rate	0.397%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$299,130
Class B	$199
Class C	$4,118
Class F1	$81,016
Class F2	$118,419
Total	$502,882
Class 529A	$10,359
Class 529B	$0
Class 529C	$758
Class 529F1	$972
Class 529E	$416
Class R1	$556
Class R2	$2,853
Class R3	$49,012
Class R4	$135,957
Class R5	$160,460
Class R6	$374,616
Total	$735,959

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class 1	$0.4500
Class 2	$0.0334
Class 3	$0.0978
Class 4	$0.4366
Class 5	$0.5745
Class 529A	$0.4358
Class 529B	$0.0000
Class 529C	$0.0963
Class 529F1	$0.5311
Class 529E	$0.3251
Class R1	$0.0900
Class R2	$0.1232
Class R3	$0.3191
Class R4	$0.4578
Class R5	$0.5880
Class R6	$0.6146

Item 74A through 74T
Condensed balance sheet data:

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$42,604
B) Repurchase agreements	$0
C) Short-term debt securities other than repurchase agreements	$9,030,766
D) Long-term debt securities including convertible debt	$409,742
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common stock	$114,600,056
G) Options on equities	$0
H) Options on all futures	$0
I) Other investments	$5,758
J) Receivables from portfolio instruments sold	$326,298
K) Receivables from affiliated persons	$0
L) Other receivables	$658,326
M) All other assets	$0
N) Total assets	$125,073,550
O) Payables for portfolio instruments purchased	$383,833
P) Amounts owed to affiliated persons	$80,535
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$420,348
S) Senior equity	$0
T) Net Assets of common shareholders	$124,188,834

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	654,087
Class B	5,145
Class C	41,281
Class F1	191,963
Class F2	217,240
Total	1,109,717
Class 529A	24,279
Class 529B	642
Class 529C	7,896
Class 529F1	1,847
Class 529E	1,295
Class R1	6,268
Class R2	22,504
Class R3	149,164
Class R4	296,920
Class R5	247,295
Class R6	659,651
Total	1,417,761

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$49.37
Class B	$49.17
Class C	$48.22
Class F1	$49.10
Class F2	$49.32
Class 529A	$48.89
Class 529B	$48.39
Class 529C	$47.88
Class 529F1	$48.89
Class 529E	$48.49
Class R1	$47.64
Class R2	$47.96
Class R3	$48.40
Class R4	$48.48
Class R5	$49.32
Class R6	$49.38

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$115,061,509